EXHIBIT 99.1

WIRELESS FACILITIES REPORTS THIRD QUARTER RESULTS

- THIRD QUARTER REVENUES INCREASE 45% TO $95.8 MILLION -

— ADJUSTED EPS FROM CONTINUING OPERATIONS OF $.09 (diluted)*

— GAAP EPS LOSS of ($.22) INCLUDING DISCONTINUED OPERATIONS —

San Diego, CA, November 4, 2004— Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the third quarter of fiscal year 2004.  Revenues for the third quarter of fiscal 2004 increased 45% to $95.8 million from $66.1 million in the third quarter of fiscal 2003.  Net loss for the quarter was $14.9 million or ($.22) per share compared to income of $.9 million or $.01 per share (diluted) in the third quarter of fiscal 2003.  Included in the net loss for the quarter were charges of $23.7 million primarily related to contractual obligations entered into by the Company in 2003.  Also included in this charge are approximately $1.5 million in other general and administrative expenses incurred as a result of the recently completed financial restatement process.  Adjusted net income from continuing operations excluding these charges was $6.4 million or $.09 (diluted) per share.

Increased revenues in the third quarter of fiscal 2004 were the result of significant increases in the Company’s international operations as well as increases in activity with Western Wireless and Verizon Wireless in the U.S.  In addition, the acquisition that created the Government Network Services division in the first quarter of 2004 also contributed to third quarter year over year revenue growth.

Consistent with the Company’s previous announcement at the time it filed its restated financials in September, the Company has amended the purchase agreements related to two of the companies acquired in its Enterprise Network Services division in 2003 to more accurately reflect the intent of the transactions.  These amendments constitute a triggering event which resulted in a one time charge of $12.4 million in the third quarter of 2004.  In addition, the Company recorded a $9.8 million charge related to contract costs that were identified as a result of improvements the Company has made in its contracts administration and program management processes.  These process improvements were made as a result of issues identified during the Company’s recently completed restatement process and as a result of ongoing effort to comply with the requirements of Sarbanes-Oxley. The majority of this charge represents an increase in estimated costs on certain contracts signed in 2003 which do not contain the change order clauses necessary to insure the

Company will recover the costs that will be incurred for out of scope work or costs incurred or which may be incurred due to changes in schedule or scope.

As a result of a complete review of all material turnkey contracts and the processes and procedures now in place, the Company does not anticipate any additional material increase in its cost estimates on current contracts.  Consequently, the Company  believes that the most meaningful presentation of ongoing operating performance is to exclude each of the charges discussed above.  Accordingly, all items discussed above have been eliminated in the Company’s adjusted operating results for the third quarter.

“This past quarter was an extremely important quarter for WFI as it was the first full quarter with our new management team in place.  During this time we have taken a number of actions to strengthen internal processes and procedures and better prepare us to take advantage of the growth opportunities we see for 2005 and beyond.  While the charges we had to take this quarter are significant, we believe they have enabled us to put all issues related to prior years behind us and lay a strong foundation for improved operational and financial performance,” said Eric M. DeMarco, President and CEO of WFI.

“We are fortunate that the dynamics of the wireless industry continue to be favorable.  Despite the issues we had to address in Q3, we were still able to grow revenues 45% year over year and generate nearly $17 million in cash flow from operations.  We are fortunate that in spite of lost revenue as a result of the AT&T/Cingular merger, we have still been able to continue growing our carrier business by diversifying our U.S. customer base, focusing on operational outsourcing needs such as network maintenance and optimization, and not just on services such as design and deployment which are tied to capital spending, and capturing significant new international business in Europe and Latin America.”

“Looking out to the fourth quarter of 2004, we expect revenues to be somewhat lower than previously expected as a result of delays in certain significant contracts that we now expect to begin later in the fourth quarter than originally anticipated or in 2005.  In addition, we expect slightly higher than previously expected accounting fees related to Sarbanes-Oxley compliance and legal fees related to the shareholder lawsuits that have been filed against the Company.”

“For 2005, we believe industry dynamics in each of our vertical markets will remain favorable which should allow us to grow revenue internally by approximately 20%.  In addition, in our Wireless Network Services division in particular, there are a number of opportunities which we believe could further accelerate internal revenue growth.  These include technology upgrades by the major carriers both domestically and internationally, network integration activities related to the AT&T/Cingular merger, spectrum clearing and frequency realignment activities related to the Federal Communication Commission’s recent action on the reallocation of licenses in the 800 megahertz frequencies, and diversification into additional Latin American and European markets,” DeMarco concluded.

The following financial outlook for the Company represents management’s expectations about the Company’s future financial performance based on information currently available:

FY 2004
	Fourth Quarter	*Adjusted Full Year	GAAP Full Year (Including Discontinued Operations)
Revenue	$95 - $102 million	$391 - $398 million	$391- $398 million
EPS (diluted)	$.07 - $.08	$.34 - $.35	($.03) – ($.02)
Effective tax rate	19%	19%	85%**
Diluted Shares	75 million	76 million	68 million

*Adjusted to exclude the impact of charge for contractual obligations, earn-out consideration, restatement fees, asset impairments and discontinued operations.

The following is the Company’s preliminary outlook for fiscal year 2005.  Since the Company’s tax rate is expected to change from 19% in 2004 to 38%** in 2005, the following table provides a pro forma year over year comparison as if 2004 had been fully taxed:

	FY04 *Adjusted EPS Fully Taxed	Preliminary Outlook for FY05	Growth Rate
Revenue	$391 - $398 million	$460 - $510 million	16 – 30%
EPS (diluted)	$.25 - $.26	$.36 - $.42	38 – 68%
Effective Tax Rate	38%	38%**
Diluted Shares	76 million	78 million

**The Company intends to refine its tax rate projections for 2005 in the fourth quarter of 2004.  Based on preliminary estimates, it is possible that the Company’s tax rate could change from 19% to 38%, a rate that is closer to statutory rates.  In addition, as a result of this refinement, the GAAP tax rate for fiscal 2004 could change upon review of the Company’s tax valuation accounts.

WFI will hold a conference call to discuss third quarter results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 4:30 p.m. Pacific Time on November 4 through 4:30 p.m. Pacific Time on November 18 by dialing (212) 676-4900.

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company's internal controls identified by the Company's independent auditors; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K/A filed on September 20, 2004 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including “adjusted EPS” and “adjusted net income” are considered non-GAAP financial measures.  The Company believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Balance Sheet

September 30, 2004

(Unaudited)

(in millions)

Assets
Current assets:
Cash and cash equivalents	$53.9
Short-term investments	2.0
Accounts receivable, net	132.0
Prepaid expenses	3.1
Employee loans and advances, net	0.3
Other current assets	2.2
Current assets of discontinued operations	0.2
Total current assets	193.7

Property and equipment, net	13.4
Goodwill	80.4
Other intangibles	6.7
Deferred tax assets, net	14.9
Investments in unconsolidated affiliates	2.1
Other assets	0.8
Total assets	312.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	24.9
Accrued expenses	50.0
Billings in excess of costs	7.2
Accrual for contingent consideration related to acquisitions	12.4
Accrual for unused office space	1.0
Income taxes payable, net	4.8
Capital lease obligations	0.3
Current liabilities of discontinued operations	1.6
Total current liabilities	102.2

Accrual for unused office space - net of current portion	1.8
Other liabilities	1.6
Total liabilities	105.6

Minority Interest in subsidiary	0.3

Stockholders’ equity	206.1
Total liabilities and stockholders’ equity	312.0

Wireless Facilities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$95.8	$66.1	$295.6	$176.0

Cost of revenues	72.6	47.9	226.8	125.7
Cost of revenues related to contractual issues	9.8	—	9.8	—
Total cost of revenues	82.4	47.9	236.6	125.7
Gross profit	13.4	18.2	59.0	50.3

Selling, general and administrative expenses	14.3	16.2	41.8	38.5
Contingent acquisition consideration and restatement fees	13.9	—	13.9	—
Provision for/(reversal of) doubful accounts	0.1	—	(0.6)	—
Depreciation and amortization	1.2	1.7	3.6	5.3
Operating income (loss)	(16.1)	0.3	0.3	6.5
Other income (expense), net	0.3	0.5	(2.7)	1.1
Income (loss) from continuing operations before income taxes	(15.8)	0.8	(2.4)	7.6
Provision (benefit) for income taxes	(0.8)	—	2.4	—
Income (loss) from continuing operations	(15.0)	0.8	(4.8)	7.6
Income (loss) from discontinued operations, net of taxes	0.1	0.1	(2.6)	(0.7)
Net income (loss)	$(14.9)	$0.9	$(7.4)	$6.9

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$0.01	$(0.07)	$0.15
Income (loss) from discontinued operations, net of taxes	0.00	0.00	(0.04)	(0.02)
Net income (loss)	$(0.22)	$0.01	$(0.11)	$0.13

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$0.01	$(0.07)	$0.11
Income (loss) from discontinued operations, net of taxes	0.00	0.00	(0.04)	(0.01)
Net income (loss)	$(0.22)	$0.01	$(0.11)	$0.10

Weighted average common shares outstanding
Basic	68.9	53.8	67.1	51.4
Diluted	68.9	75.7	67.1	72.3

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Wireless Facilities, Inc.

Adjusted Net Income from Continuing Operations Excluding Charges for Contractual Issues,
Contingent Acquisition Consideration, Restatement Related Expenses and Asset Impairment Charges

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30, 2004
	2004	2003	2004	2003

Revenues	$95.8	$66.1	$295.6	$176.0
Cost of revenues	72.6	47.9	226.8	125.7
Gross profit	23.2	18.2	68.8	50.3

Selling, general and administrative expenses	14.3	16.2	41.8	38.5
Provision for/(reversal of) doubful accounts	0.1	—	(0.6)	—
Depreciation and amortization	1.2	1.7	3.6	5.3
Operating Income	7.6	0.3	24.0	6.5
Other income (expense), net	0.3	0.5	0.4	1.1
Income from continuing operations before income taxes	7.9	0.8	24.4	7.6
Provision for income taxes	1.5	—	4.6	—
Net income from continuing operations	$6.4	$0.8	$19.8	$7.6

Basic earnings per common share:
Net income from continuing operations	$0.09	$0.01	$0.30	$0.15

Diluted earnings per common share:
Net income from continuing operations	$0.09	$0.01	$0.26	$0.11

Weighted average common shares outstanding
Basic	68.9	53.8	67.1	51.4
Diluted	74.9	75.7	75.8	72.3

The above adjusted amounts reflect the elimination of the cost of sales related to contractual issues and obligations for which there was an increase in the estimated costs on certain contracts, the charge for the earn-out consideration related to certain acquisitions made by the Company in 2003, certain general and administrative professional fees incurred related to the restatement, discontinued operations, all which were recorded in the quarter ended September 30, 2004.  In addition, included in the nine months ended September 30, 2004 is the elimination of the asset impairment charge of $3.1 million. The associated tax benefit related to each of these adjustments has been reflected in the above adjusted amounts.

Wireless Facilities, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income from Continuing Operations

Excluding Charges for Contractual Issues, Contingent Acquisition Consideration, Restatement Related Expenses and Asset Impairment Charges

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted

Revenues	$95.8	$—	$95.8	$295.6	$—	$295.6
Cost of revenues	72.6	—	72.6	226.8	—	226.8
Cost of revenues related to contractual issues	9.8	(9.8)	—	9.8	(9.8)	—
Total cost of revenues	82.4	(9.8)	72.6	236.6	(9.8)	226.8
Gross profit	13.4	9.8	23.2	59.0	9.8	68.8

Selling, general and administrative expenses	14.3	—	14.3	41.8	—	41.8
Contingent acquisition consideration and restatement fees	13.9	(13.9)	—	13.9	(13.9)	—
Provision for/(reversal of) doubful accounts	0.1	—	0.1	(0.6)	—	(0.6)
Depreciation and amortization	1.2	—	1.2	3.6	—	3.6
Operating income (loss)	(16.1)	23.7	7.6	0.3	23.7	24.0
Other income (expense), net	0.3	—	0.3	(2.7)	3.1	0.4
Income (loss) from continuing operations before income taxes	(15.8)	23.7	7.9	(2.4)	26.8	24.4
Tax provision (benefit)	(0.8)	2.3	1.5	2.4	2.2	4.6
Income (loss) from continuing operations	(15.0)	21.4	6.4	(4.8)	24.6	19.8
Income (loss) from discontinued operations, net of taxes	0.1	(0.1)	—	(2.6)	2.6	—
Net income (loss)	$(14.9)	$21.3	$6.4	$(7.4)	$27.2	$19.8

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$0.31	$0.09	$(0.07)	$0.37	$0.30
Income (loss) from discontinued operations, net of taxes	0.00	—	—	(0.04)	0.04	—
Net income (loss)	$(0.22)	$0.31	$0.09	$(0.11)	$0.41	$0.30

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$0.31	$0.09	$(0.07)	$0.33	$0.26
Income (loss) from discontinued operations, net of taxes	0.00	—	—	(0.04)	0.04	—
Net income (loss)	$(0.22)	$0.31	$0.09	$(0.11)	$0.37	$0.26

Weighted average common shares outstanding
Basic	68.9		68.9	67.1		67.1
Diluted	68.9		74.9	67.1		75.8

The above adjusted amounts reflect the elimination of the cost of sales related to contractual issues and obligations for which there was an increase in the estimated costs on certain contracts, the charge for the earn-out consideration related to certain acquisitions made by the Company in 2003, certain general and administrative professional fees incurred related to the restatement, discontinued operations, all which were recorded in the quarter ended September 30, 2004.  In addition, included in the nine months ended September 30, 2004 is the elimination of the asset impairment charge of $3.1 million. The associated tax benefit related to each of these adjustments has been reflected in the above adjusted amounts.

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